Rule 10f-3 Transaction


Issuance/ Trade Date: 11/14/2012
Security Description: Minnesota ST-Ref-A
Total Amount Purchased: 2,000,000
Percent of Offering: 0.334%
Purchase Price: $100.968
First Available Public Price at Close: $100.968
Purchasing Funds: Minnesota Municipal Income Portfolio Inc. (MXA)
Underwriter from whom Purchased: Barclays Capital Inc.
Participating Underwriters: Barclays, BofA Merrill Lynch, Citigroup, U.S. Bancorp, Jefferies, RBC Capital Markets, Ramirez & Co., Inc., Wells Fargo Securities